UNANIMOUS WRITTEN CONSENT

IN LIEU OF A MEETING OF THE SHAREHOLDERS AND BOARD OF DIRECTORS OF

Precise ACQUISITION, INC.

Date: oCTOBER 9, 2017

Pursuant to Section 141(f) of the Delaware General Corporation Law, as amended, which provides that any action required to be taken at a meeting of the board of directors may be taken without a meeting if all members of the board consent thereto in writing. In accordance with Section 228, any action to be taken at any special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in favor of the action. The undersigned being the sole board director, (the “Board) and sole shareholder of Precise Acquisition, Inc., (“Shareholder”), a Delaware corporation (the “Company”), do hereby take, ratify, affirm, and approve the following actions at the date first written above:

WHEREAS, the Board and the Shareholder have determined they deem it advisable and that in the best interests of the Company for Thomas DeNunzio to sell 8,000,000 shares of restricted common stock, par value $.0001 of the Company which constitutes 100% of the total issued and outstanding common stock of the Company to Milost Global Inc., a Delaware corporation with an address at 48 Wall Street, Level 11, New York, NY 10005;

WHEREAS, the Board has received the resignation of Thomas DeNunzio as our Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer.

WHEREAS, the Board has recommended to our shareholder the approval and appointment of Mandla J. Gwadiso as Chief Executive Officer and Chairman of the Board of Directors of the Company; Bernard B. Yaw as President and Director; Madhava Rao Mankal as Chief Financial Officer and Director and Darlene Aulder as Secretary and Treasurer.

WHEREAS, the Board has recommended to our shareholder the approval to change the name of the Company from Precise Acquisition, Inc to Milost International Inc.

RESOLVED, that Thomas DeNunzio sell 8,000,000 shares of restricted common stock, par value $.0001 of the Company which constitutes 100% of the total issued and outstanding common stock of the Company to Milost Global Inc., a Delaware corporation with an address at 48 Wall Street, Level 11, New York, NY 10005;

RESOLVED, that the Board accept the resignation of Thomas DeNunzio as our Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer.

RESOLVED, that the Board and Shareholder approves the appointment of Mandla J. Gwadiso as our new Chief Executive Officer and Chairman of the Board of Directors; Bernard B. Yaw as President and Director; Madhava Rao Mankal as Chief Financial Officer and Director; and Darlene Aulder as Secretary and Treasurer.

RESOLVED, that the Board and Shareholder approves to change the name of the Company from Precise Acquisition, Inc. to Milost International Inc.

RESOLVED, that Thomas DeNunzio, our sole officer of the Company be, and he hereby is, authorized and directed to take all such further actions and to execute and deliver all such instruments and documents in the name and on behalf of the Company as in his judgment shall be necessary, proper, or advisable to fully carry out the intent and to accomplish the purposes of the foregoing resolutions.

IN WITNESS WHEREOF, the foregoing resolutions were duly adopted and ratified by the Board and Shareholder of the Company as of the 9th day of October 2017.

PRECISE ACQUISITION, INC.

 By: /s/ Thomas DeNunzio

Title: President and Director

By: /s/ Thomas DeNunzio

Name: Thomas DeNunzio,

Individually as Control Shareholder

holding 100% of outstanding shares and eligible votes.